Exhibit (d)(40)

INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT, dated as of August 31, 2016 by and between Redmont Resolute, a Cayman Islands exempted company (the “Company”) and Highland Associates, Inc. (the “Investment Adviser”), an Alabama corporation.

WHEREAS, the Company is incorporated as an exempted company under The Companies Law (2013 Revision) of the Cayman Islands;

WHEREAS, the Investment Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”);

WHEREAS, the Company desires to retain the Investment Adviser to render investment advisory and other services to the Company in the manner and on the terms hereinafter set forth;

WHEREAS, the Investment Adviser is willing to furnish such services to the Company.

NOW, THEREFORE, the Company and the Investment Adviser agree as follows:

1. Appointment of Investment Adviser. The Company hereby appoints the Investment Adviser to act as an investment adviser for the Company in accordance with the terms and conditions of this Agreement.

2. Acceptance of Appointment. The Investment Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

3. Services to be Rendered by the Investment Adviser to the Company.  As investment adviser to the Company, the Investment Adviser will, either directly or through the engagement of one or more sub-advisers, (i) coordinate the investment and reinvestment of the assets of the Company, (ii) continuously review, supervise and administer the investment program of the Company, (iii) determine in its discretion the securities to be purchased or sold and (iv) provide the Company with records concerning the Investment Adviser’s activities which the Company is required to maintain.  The Investment Adviser will perform these functions in accordance with the terms of this Agreement and subject to the direction, supervision and control of the board of directors of the Company (the “Board of Directors”) and applicable laws and regulations. The Investment Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein. At the request of the Company, the Investment Adviser in its discretion may make available to the Company office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Investment Adviser and billed to the Company at the Investment Adviser’s cost.

The Investment Adviser is authorized to select, or to delegate the selection of, the brokers or dealers that will execute the purchases and sales of securities for the Company and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Unless and until otherwise directed by the Board of Directors, the Investment Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Investment Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Investment Adviser’s overall responsibilities with respect to the Company. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Investment Adviser will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request.

The Investment Adviser will maintain and preserve all accounts, books and records with respect to the Company as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the “Investment Company Act”), the Advisers Act and the rules and regulations thereunder, and shall file with the U.S. Securities and Exchange Commission (“SEC”) all forms pursuant to Sections 13F and 13G of the Exchange Act, with respect to its duties as are set forth herein.

4. Compensation of the Investment Adviser. The Company will pay the Investment Adviser as compensation for providing services in accordance with this Agreement those fees as set forth in Appendix A. The Company and the Investment Adviser agree that all fees shall become due and owing to the Investment Adviser promptly after the termination date of the Investment Adviser with respect to the Company and that the amount of such fees shall be calculated by treating the termination date as the next fee computation date. The annual base fee will be prorated for such fees owed through the termination date. In addition, the Company shall be responsible for extraordinary expenses incurred by the Investment Adviser in connection with the performance of its duties hereunder.

5. Liability of Investment Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Investment Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Investment Adviser of its obligations and duties hereunder or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940, the Investment Adviser shall not be subject to any liability whatsoever to the Company, or to any shareholder of the Company, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Company.

Notwithstanding anything in this Agreement to the contrary contained herein, the Investment Adviser shall not be responsible or liable for its failure to perform under this Agreement or for any losses to the Company resulting from any event beyond the reasonable control of the Investment Adviser or its agents, including but not limited to nationalization, expropriation, devaluation, seizure or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Company’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God, or any other similar event.

6. Representations of the Investment Adviser. The Investment Adviser represents and warrants to the Company as follows:

A. The Investment Adviser is registered with the SEC as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect.

B. The Investment Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the Investment Company Act and Rule 204A-1 under the Advisers Act.

8. Non-Exclusivity. The services of the Investment Adviser to the Company are not to be deemed exclusive, and the Investment Adviser shall be free to render similar services to others.

9. Supplemental Arrangements.  The Investment Adviser may from time to time employ or associate itself with any person it believes to be particularly suited to assist it in providing the services to be performed by the Investment Adviser hereunder, provided that no such person shall perform any services with respect to the Company that would constitute an assignment or require a written advisory agreement pursuant to the Investment Company Act. Any compensation payable to such persons shall be the sole responsibility of the Investment Adviser, and the Company shall have no obligations with respect thereto or otherwise arising under this Agreement.

10. Termination of Agreement. This Agreement may be terminated by the Company at any time, without the payment of any penalty by the Company on sixty (60) days’ prior written notice to the Investment Adviser. In addition, this Agreement may be terminated with respect to the Company by the Investment Adviser upon sixty (60) days written notice to the Company. This Agreement will automatically terminate, without the payment of any penalty in the event this Agreement is assigned (as defined in the Investment Company Act) or terminates for any other reason. This Agreement will also terminate upon written notice to the other party that the other party is in material breach of this Agreement, unless the other party in material breach of this Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.

11. Amendments to the Agreement. Except to the extent permitted by the Investment Company Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Company (unless such approval is not required by Section 15 of the Investment Company Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Board of Directors cast in person at a meeting called for the purpose of voting on such approval.

12. Assignment. The Investment Adviser shall not assign this Agreement. Any assignment (as that term is defined in the Investment Company Act) of this Agreement shall result in the automatic termination of this Agreement, as provided in Section 10 hereof. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Investment Adviser except as may be provided to the contrary in the Investment Company Act or the rules or regulations thereunder.

13. Entire Agreement. This Agreement contains the entire understanding and agreement of the parties.

14. Headings. The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

15. Notices. All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, or (iii) delivery service, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

For:	Company: Redmont Resolute PO Box 309 Ugland House Grand Cayman, KY1-1104 Cayman Islands

For:	Investment Adviser: Highland Associates, Inc. 2545 Highland Avenue, Suite 200 Birmingham, Alabama 35205 Attn: Jason Copeland

16. Severability and Survival. Should any portion of this Agreement for any reason be held to be void in law or in equity, this Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein. Sections 5, 16 and 18 shall survive the termination of this Agreement.

17. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of the State of Delaware, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

18. Confidentiality. Each party shall treat as confidential all confidential information of the other party and use such information only in furtherance of the purposes of this Agreement. Each party shall limit access to the confidential information to its affiliates, employees, consultants, auditors and regulators who reasonably require access to such confidential information, and otherwise maintain policies and procedures designed to prevent disclosure of the confidential information. For purposes of this Agreement, confidential information shall include all non-public business and financial information, methods, plans, techniques, processes, documents and trade secrets of a party. Confidential information shall not include anything that (i) is or lawfully becomes in the public domain, other than as a result of a breach of an obligation hereunder, (ii) is furnished to the applicable party by a third party having a lawful right to do so, or (iii) was known to the applicable party at the time of the disclosure.
19. Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed to be an original and all of which, taken together, shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

REDMONT RESOLUTE			HIGHLAND ASSOCIATES, INC.

By:	/s/ William Shaw		By:	/s/ Jack W. Echols
	Name:	William Shaw		Name:	Jack W. Echols
	Title:	Authorized Signatory of its Director, Maples FS Directors Limited		Title:	Chief Executive Officer

APPENDIX A

1.50% of the Company’s average daily net assets